Exhibit 2.4

State of Delaware Secretary of State Division of Corporations Delivered 02:18 P.\103/09/2021 FILED 02:18PM 03109/2021 SR 20210845909 - FileNumber 7957910

CERTIFICATE OF DESIGNATION

OF PREFERRED STOCK

OF

CRUSH CAPITAL INC.

TO BE DESIGNATED SERIES A PREFERRED SHARES

The undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors (the “Board”) of Crush Capital Inc., a Delaware corporation (the “Company”), acting pursuant to Section 151(g) of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority conferred on the Board by the Company’s Certificate of Incorporation, the Board does hereby designate an additional 552,000 shares of Preferred Stock as Series A Preferred Stock, having the rights, powers and privileges, and the qualifications, limitations or restrictions as set forth in the Corporation’s Certificate of Incorporation, thereby increasing the number of shares of the Company’s Preferred Stock designated as Series A Preferred Stock from 20,000,000 to 20,552,000.

IN WITNESS HEREOF, the Company has caused this Certificate of Designation to be duly executed on its behalf by its undersigned Co-CEOs as of March 8, 2021.

/s/ Todd Goldberg
Todd Goldberg
Co-CEO

/s/ Darren Marble
Darren Marble
Co-CEO